EXHIBIT 21.1

List of Subsidiary Companies

Peachstate Health Management LLC d/b/a AEON Clinical Laboratories

Gainesville, Georgia

Authentidate, Inc.

Berkeley Heights, New Jersey

Trac Medical Solutions, Inc.

Berkeley Heights,

New Jersey

ExpressMD Solutions LLC

Berkeley Heights,

New Jersey